Exhibit 99.1

For Immediate Release

Contacts:

Eric S. Bruner	Peggy Bekavac Olson	Leo S. Berard
TSYS Media Relations	Vital Processing Services	TSYS Investor Relations
+1.706.644.8457	+1.480.333.7462	+1.706.649.5220
ebruner@tsys.com	peggy.olson@vitalps.com	leoberard@synovus.com

TSYS Completes Acquisition of Vital Processing Services

Columbus, Ga., and Tempe, Ariz., March 2, 2005 — TSYS has completed its acquisition of Vital Processing Services, LLC, by purchasing the 50-percent equity stake that Visa U.S.A. formerly held. The transaction closed on March 1, and Vital Processing Services now operates as a wholly owned subsidiary of TSYS.

        Vital Processing Services is the second-largest processor of merchant accounts in the United States, serving more than 1 million merchant locations.

About Vital Processing Services

        Vital Processing Services (Vital) is a leader in technology-based, commerce-enabling services. Vital delivers comprehensive, end-to-end payment solutions to acquirers and their merchants to reliably process millions of credit, debit and other transactions every day. From authorizing and capturing electronic payments at the point of sale to clearing and settling merchant transactions, managing merchant terminals and providing information management services, Vital partners with acquirers to help them effectively manage and grow their merchant portfolios. Vital is a wholly owned subsidiary of TSYS. For more information, see www.vitalps.com.

About TSYS

        TSYS (NYSE: TSS) brings integrity and innovation to the world of electronic payment services as the integral link between buyers and sellers in this rapidly evolving universe. Synovus (NYSE: SNV) owns an 81.1-percent interest in TSYS (www.tsys.com). For more information, contact news@tsys.com.

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